Exhibit 99.1

RUBICON TECHNOLOGY, INC. REPORTS THIRD QUARTER

2013 RESULTS OF OPERATIONS

Bensenville, Ill. – October 29, 2013— Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, RFIC, semiconductor, and optical industries, today reported financial results for its third quarter ended September 30, 2013.

The Company reported third quarter revenue of $11.1 million as compared with $10.6 million in the prior quarter. Overall demand for sapphire was stronger in the third quarter driven by the growing momentum of the general lighting segment of the LED market and demand from non-LED applications for mobile devices, such as the sapphire home button on the iPhone 5S, as well as the camera lens cover and dual flash now being adopted by more smartphone manufacturers. As a result, pricing increased for the third consecutive quarter on the Company’s two and four-inch sapphire cores. Capacity constraints for the fabrication of two and four-inch cores along with reduced orders for six-inch wafers limited further sequential growth in the quarter.

Raja Parvez, President and CEO of Rubicon Technology, commented, “With the rising demand for sapphire, pricing has been steadily rising and current market pricing, which will be reflected in our fourth quarter numbers, is now back to approximately break-even for our two and four inch core products. Given the momentum of the LED general lighting market and introduction of new applications for sapphire, we expect pricing to continue to strengthen going into next year.”

The Company announced the launch of its four and six-inch patterned wafer product (“PSS”) and reported that seven tier-one LED chip manufacturers have already requested samples. “We are very pleased with the customer response thus far and believe that PSS will be a strong growth driver for our wafer business,” Mr. Parvez said. “While we are a few quarters away from volume production orders, we believe that PSS wafer sales should generate at least $15 million in revenue for us in 2014.”

The Company also reported that orders from their major SoS customer are very limited due to excess wafer inventory at the customer. That customer is also introducing new RF chips that will be produced on SoI rather than SoS starting early next year. Therefore future sapphire purchases from that customer will likely be lower than they have been historically.

The Company reported a net loss of $0.26 per share in the third quarter as compared with a per share net loss of $0.26 in the prior quarter. Product mix, lower utilization and a slightly lower effective tax benefit rate offset the impact of higher pricing on two and four-inch cores. While plant utilization remains low, the Company reported that they are now beginning the process of re-starting all of their crystal growth furnaces now that boule inventory levels have been greatly reduced. They expect all furnaces to be operational by the end of the first quarter of 2014.

William Weissman, CFO of Rubicon Technology, said, “Idle plant costs in the second quarter totaled $3.9 million, which continued to be a significant portion of our gross loss. However, our crystal growth operations will be ramping back up which will begin to reduce that number. Utilization of our polishing operations will improve with the strengthening of six-inch wafer orders and the start of patterned substrate production.”

Fourth Quarter 2013 Guidance

Commenting on the outlook for the fourth quarter of 2013, Mr. Weissman said, “We believe sapphire demand will continue to strengthen and we expect pricing for two and four-inch cores to be higher in the fourth quarter and have added some additional core fabrication capacity. With lower than expected wafer orders from the SoS market, our wafer revenue will be lower in the fourth quarter, offsetting most of the sequential price and volume increases for two and four-inch core. Therefore, we are expecting fourth quarter revenue to be similar to the third quarter. We are very optimistic about wafer demand next year but it could take another couple of quarters to see a meaningful improvement in wafer orders. Idle plant costs will remain high in the fourth quarter but we will begin to see some reduction in idle plant costs as we have now started the process of re-starting idle crystal growth furnaces. As a result, we expect a loss per share between $(0.20) and $(0.24) based on 22.5 million shares outstanding and a 45 percent tax benefit.”

Conference Call Details

Rubicon will host a conference call at 5:00 p.m. Eastern time on October 29, 2013 to review the third quarter 2013 results and the fourth quarter 2013 outlook. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on through the Investor Relations section of Rubicon’s website at http://ir.rubicontechnology.com. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 9:00 a.m. Eastern time on November 6, 2013, and can be accessed by dialing (877) 344-7529 or (412) 317-0088 (international). Callers should reference conference ID 10035759. The webcast will be archived on the Company’s website.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is a vertically integrated advanced electronic materials provider specializing in monocrystalline sapphire for applications in light-emitting diodes (LEDs), optical systems and specialty electronic devices. Rubicon has an unmatched technology platform and expertise extending from the preparation of raw aluminum oxide through sapphire crystal growth and fabrication to large-diameter polished sapphire wafers and patterned sapphire substrates (PSS), enabling Rubicon to supply custom sapphire products with superior quality and precision. Rubicon is ISO 9001 certified and ITAR registered.

Further information is available at http://www.rubicontechnology.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the third quarter of 2013, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include market acceptance of LED lighting, our ability to adapt to future changes in the LED industry, our successful development and market acceptance of new products, changes in the average selling prices of sapphire products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the company’s forward-looking statements. Any forward-looking statement that the company makes speaks only as of the date of such statement, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

CONTACT:

Dee Johnson

Vice President, Investor Relations

847-457-3426

Rubicon Technology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	September 30,
	2013	2012
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$21,578	$7,601
Restricted cash	165	171
Short-term investments	14,896	36,570
Accounts receivable, net	4,443	12,445
Inventories	39,000	45,811
Other current assets	13,448	18,315
Deferred tax assets	4,892	2,619

Total current assets	98,422	123,532

Property and equipment, net	117,116	121,358
Deferred tax assets	975	—
Other assets	860	1,583

Total assets	$217,373	$246,473

Liabilities and Stockholders’ Equity
Accounts payable	$4,733	$7,781
Accrued and other current liabilities	1,688	3,151

Total current liabilities	6,421	10,932

Deferred tax liability	—	9,547

Total liabilities	6,421	20,479

Stockholders’ equity	210,952	225,994

Total liabilities and stockholders’ equity	$217,373	$246,473

Rubicon Technology, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Revenue	$11,115	$19,942	$29,977	$47,152
Cost of goods sold	17,433	17,497	46,087	48,104

Gross (loss) profit	(6,318)	2,445	(16,110)	(952)

General and administrative expenses	2,137	2,530	6,542	6,880
Sales and marketing expenses	370	417	1,133	1,346
Research and development expenses	641	639	1,518	1,712
Loss (gain) on disposal of assets	129	—	556	(5)

Total operating expenses	3,277	3,586	9,749	9,933

Loss from operations	(9,595)	(1,141)	(25,859)	(10,885)

Other (expense) income:
Interest (expense) income and other, net	(219)	297	(546)	384

Loss before income taxes	(9,814)	(844)	(26,405)	(10,501)
Income tax benefit	3,974	1,116	11,295	6,094

Net (loss) income	$(5,840)	$272	$(15,110)	$(4,407)

Net (loss) income per common share:
Basic	$(0.26)	$0.01	$(0.67)	$(0.20)
Diluted	$(0.26)	$0.01	$(0.67)	$(0.20)

Weighted average common shares outstanding used in computing net income per common share:
Basic	22,578,608	22,524,611	22,563,196	22,519,171
Diluted	22,578,608	23,050,618	22,563,196	22,519,171

Rubicon Technology, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Cash flows from operating activities
Net (loss) income	$(5,840)	$272	$(15,110)	$(4,407)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Depreciation and amortization	3,133	3,065	9,355	8,958
Other	611	496	1,786	1,479
Deferred taxes	(3,974)	(671)	(11,302)	(5,574)
Changes in operating assets and liabilities
Accounts receivable	(1,340)	(3,129)	8,226	20,199
Inventories	4,450	(6,748)	7,806	(22,726)
Other assets	613	(657)	5,124	3,700
Accounts payable	2,021	685	(4,064)	(5,150)
Accrued expenses and other current liabilities	64	(621)	(1,714)	(636)

Net cash (used in) provided by operating activities	(262)	(7,308)	107	(4,157)

Cash flows from investing activities
Purchases of property and equipment, net of proceeds from disposal of assets	(4,038)	(3,019)	(7,177)	(9,380)
Proceeds from sales of investments, net of purchases of investments	2,694	(3,544)	8,307	17,098

Net cash (used in) provided by investing activities	(1,344)	(6,563)	1,130	7,718

Cash flows from financing activities
Other financing activities	114	3	146	30

Net cash provided by financing activities	114	3	146	30

Net effect of currency translation	291	(305)	622	(280)

Net increase (decrease) in cash and cash equivalents	(1,201)	(14,173)	2,005	3,311
Cash and cash equivalents, beginning of period	22,779	21,774	19,573	4,290

Cash and cash equivalents, end of period	$21,578	$7,601	$21,578	$7,601